(LOGO)NORWEST MORTGAGE                            Norwest Mortgage, Inc.
                                                  405 S.W. 5th Street
                                                  Des Moines, IA 50309-4626
                                                  515/237-6000


                              Management Assertion

As of and for the year ended December 3l, 1997, Norwest Mortgage Banking has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of this same period, Norwest Mortgage Banking had in effect a fidelity bond and errors and omissions policy in the amount of $100 million and $20 million, respectively.


/s/Mark C. Oman                                                 Januiary 14,1998
Mark C. Oman                                                    Date
PRESIDENT AND CHIEF EXECUTIVE OFFICER

/s/Robert K. Chapman                                            Janaury 14, 1998
Robert K. Chapman                                               Date
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICE

/s/Mike Heid                                                    Janaury 14, 1998
Mike Heid                                                       Date
EXECUTIVE VICE PRESIDENT LOAN SERVICING